January 23, 2007

C. Lloyd Mahaffey

Chairman of the Board

Sento Corporation

420 E. South Temple

Suite 400

Salt Lake City, UT 84111

Dear Lloyd:

Pursuant to my discussions and agreement with Eric Olafson and later discussions and agreement with you and the board, I am tendering this letter of resignation as President & CEO and as member of the board of directors of Sento Corporation, effective February 3, 2007.

To the extent I am an employee, officer, director, manager, trustee, or administrator (or hold any similar positions) of Sento, any of its subsidiaries, or any of their benefit plans, please accept this as my resignation from all those positions. For both my own and the company’s benefit, I would like to work with HR and Sento’s lawyers to be sure my resignation from all benefit plans and subsidiaries is accomplished properly (including any required notices or removal of my name from foreign and domestic public records). Please let me know if you believe any further actions are required of me to effect this resignation. This of course does not affect, except as set forth below, any of my vested options and/or stockholdings.

The board of directors and I have mutually agreed that a retirement agreement will be executed by the parties and shall set forth the terms and conditions of my departure and receipt of benefits. We have agreed that this retirement agreement shall provide, among other things, that: (i) my employment agreement and all of my rights thereunder shall be terminated as of February 3, 2007, (ii) I will thereafter receive the health insurance benefits and severance payments described under Section 3 and Section 4(f)(i) of such employment agreement, (iii) I will comply with the provisions contained in section 6 (non-competition), 7 (confidentiality) and 8 (invention assignment) of the employment agreement, (iv) all currently vested options granted to me under Sento’s Employee Stock Option Plan will have the exercise date extended to three years from the effective date of termination of my employment, and (v) each party will sign a general release of the other, with the exception that existing indemnification and availability of D & O coverage will remain in effect. I understand there may be tax issues associated with the option extension, and I assume Sento will work with me to address those issues before the extension becomes effective.

After five years, it is with some regret and with an equal or greater amount of excitement about the future, that I have made this decision to move on. Please know that I am available to assist in any transition activities and, within reason, will make myself available over the next few weeks to assist in any way that I can.

Best regards,

/s/ Patrick F. O’Neal

Patrick F. O’Neal

cc: Anthony Sansone, Senior Vice President & CFO